FOR IMMEDIATE RELEASE

CLB Q3 2014: NEW TECHNOLOGY DRIVES MOST PROFITABLE QUARTER EVER;
ALL-TIME QUARTERLY HIGHS FOR EPS AND NET INCOME;
COMPANY RETURNS OVER $107 MILLION TO SHAREHOLDERS IN QUARTER

AMSTERDAM (22 October 2014) - In the third quarter of 2014, Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") posted the most profitable quarter in Company history. The record results were driven primarily by new, or recently introduced, technology and related services by Core’s Reservoir Description and Production Enhancement operations, in addition to Reservoir Management operations’ most profitable third quarter ever. The Company posted all-time quarterly records for earnings per diluted share (“EPS”) and net income. Core’s third quarter year-over-year EPS increased 13% to $1.53, excluding items referenced in the non-GAAP reconciliations. Third quarter net income increased 9% to $67,900,000, ex-items, from the year-earlier period, while operating income, ex-items, increased 7% to $91,000,000 from the same year-ago quarter. Revenue for the third quarter of 2014 increased to $276,100,000, 3.2% sequentially and 1% over the third quarter of 2013. Operating margins increased sequentially by 190 basis points while year-over-year margins increased 170 basis points to an all-time quarterly high of 33%, ex-items.

Third quarter 2014 free cash flow ("FCF"), defined as cash from operations less capital expenditures, reached $66,600,000, up 2% from the year-earlier third quarter, and established a new all-time high for any third quarter in Company history. During the quarter, FCF nearly equaled net income as Core turned 24 cents of every revenue dollar into FCF, the highest percentage of all major oilfield service companies.

The Company repurchased approximately 563,000 shares in the quarter, lowering Core’s outstanding diluted share count to 44,155,000, a 16-year low. Including the quarterly dividend payment of $22,200,000, the Company returned over $107,300,000 to shareholders during the third quarter of 2014, the most for any quarter in Core’s history.

The Company’s improved year-over-year and sequential quarterly results reflect Core’s growth strategies of adding new technologies and services, while continuing to focus on characterizing reservoir quality for emerging unconventional resource plays in North America and initiating enhanced oil recovery projects for maturing unconventional plays. As expected, Core also received several deepwater projects from the Gulf of Mexico during the quarter, boosting operating and incremental margins.

As reported in previous quarters, the Board of Supervisory Directors ("Board") of Core Laboratories N.V. established an internal performance metric of achieving a return on invested capital ("ROIC") in the top decile of the service companies listed as Core's peers by Bloomberg Financial ("Comp Group"). Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC is the highest in its oilfield services Comp Group. Moreover, the Company has the highest ROIC to Weighted Average Cost of Capital ("WACC") ratio in its Comp Group.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management. All operating results exclude foreign exchange, as referenced in the non-GAAP reconciliation.

Reservoir Description

Reservoir Description operations, which focus primarily on international and global deepwater developments, reported third quarter 2014 revenue of $131,400,000, operating income of $36,300,000, and operating margins of 28%, all essentially flat compared with levels reported in the year-ago quarter, although operating margins improved by 50 basis points sequentially and 20 basis points year-over-year. The Company continued to see flat year-over-year international activities and flat-to-down global deepwater activity.

However, Reservoir Description operations benefited from the initiation of deepwater Gulf of Mexico (“GOM”) coring programs delayed from the first half of 2014. The Company also received core and reservoir fluid samples from emerging unconventional plays that offset the lower number of projects from maturing North American plays. In addition, projects related to enhanced oil recovery (“EOR”) efforts in maturing shale plays increased in the quarter.

As stated in Core’s second quarter 2014 earnings release, the Company has been awarded nine major GOM coring programs scheduled for the second half of 2014. Core risk-adjusted the nine projects,by including revenue from only five of the projects in its second half guidance. The Company continues to project second half revenue from at least five of the nine major coring programs.

Third quarter 2014 deepwater GOM activities also included the successful debut of the Company’s proprietary Iron CoreHandTM (patent pending) technology. This unique, entirely self-contained, automated core-handling device and the associated services employ a proprietary design developed by Core Lab engineers in response to requests from several major and major independent deepwater GOM operating companies. Iron CoreHand technology was developed to address large-diameter and other heavy core segments that would otherwise pose risk of injuries to personnel during core retrieval and handling procedures. When deployed at the wellsite, the Iron CoreHand system dramatically reduces or eliminates safety risks associated with these procedures. Seeing the obvious safety advantage of Iron CoreHand technology, a major GOM operator had Core deploy the unit on successive core-handling jobs. The unit and Core’s highly trained wellsite engineers performed flawlessly. In addition to improved core handling safety, the Iron CoreHand unit accelerated the wellsite core-handling process, reducing expensive rig time. Based on these successful deployments and the confirmation of the anticipated efficiencies, additional units are being constructed.

The Company received additional reservoir cores and reservoir fluids - crude oils, natural gases, and waters - from emerging North American unconventional plays, including the Tuscaloosa Marine Shale, the Woodford and Springer shales of south central Oklahoma (“SCOOP”), Spraberry, Wolfcamp A, B, and D intervals, and Codell and Parkman formations, among others, offsetting lesser amounts of static evaluation of reservoir quality from the more established unconventional plays. Moreover, the Company received increasing amounts of work related to enhanced oil recovery projects in the mature shale plays, including the Bakken and Eagle Ford formations. Revenues from the dynamic flow testing projects are still small, but they generate higher incremental and operating margins for the Company. Increased profits from dynamic flow projects are expected in 2015 as more EOR programs are initiated in maturing unconventional shale plays.

As increasing quantities of North American crude oil are transported by rail, Core continues to improve its thermal imaging (“TVisionTM”) technology that expedites the efficiency of loading crude oil into tank cars for transport. First, the crude is fractionated and distilled to determine its quality and value. TVision thermal imaging is then used to accurately measure the quantity of crude loaded in each car. TVision technology can be used for Bakken, Eagle Ford, and Permian Basin tank car shipments since rail transport is now used to move approximately one million barrels of oil per day through North America.

The Company also has developed a web-based dashboard (“liveQTM”) display using HTML5 technology that, when coupled with the TVision technology, can be accessed by customers via laptop or mobile devices. The liveQ service allows storage terminal operators to receive real-time crude oil characterization data sets for valuation of product and blending mixtures. The real-time data updates enable more efficient and profitable management of crude oil and products, while optimizing delivery operations to pipelines, tankers, and rail cars.

Production Enhancement

Production Enhancement operations posted its best quarter in Company history, bolstered by the continued successful implementation of FlowProfilerTM technologies and KODIAKTM perforating systems. For the third quarter of 2014, Production Enhancement reported revenue of $122,200,000, up 10% over second quarter 2014 levels. Operating income increased 25% to $46,700,000, and operating income margins increased 460 basis points to 38% compared to the second quarter of 2014. During the quarter, incremental and operating margins were significantly enhanced by increasing sales of higher-margin new and recently introduced technology and services that replace basic technology perforating products and services. While this has reduced year-over-year revenue growth, the Company generates a significantly higher ROIC, which is consistent with Core’s financial tenets.

Operators are continuing to increase the use of Core’s FlowProfiler service to help optimize well spacing, fracture stimulation size, and horizontal targeting. This has resulted in increased hydrocarbon recovery by identifying opportunities to stimulate more intervals along the wellbores and layers within complex formations. These diagnostics have identified that fracture systems are more contained vertically than previously expected. This means that horizontal wells need to be landed at various depths within the reservoir to ensure all layers are stimulated and produced. Core’s FlowProfiler service continues to identify hydrocarbon-bearing rock that is not being contacted by the hydraulic fracture system. This information is driving changes to completion designs and development plans that are yielding increased hydrocarbon recovery.

In West Texas specifically, Core has provided its proprietary diagnostic services on almost 150 wells (both vertical and horizontal). Several operators have used Core’s diagnostics to adjust horizontal landing depths and targeted intervals based on the hydrocarbon productivity of certain intervals. Additionally, the Company currently has several well spacing studies underway to help determine both interwell spacing and spacing between various formation intervals.

A recent project utilized the combination of our FlowProfiler, SpectraStimTM, and SpectraScan® services to characterize the hydraulic fracture profile; that is, the hydraulically created flow capacity and the resulting oil production profile of the reservoir. This information was used to identify the “sweet spot” in the reservoir, which is being used as the target for upcoming horizontal wells.

In the western US, an operator was unable to use conventional fracing procedures in its field and decided to use Core’s new, patented KODIAK™ Enhanced Perforating System and HERO® High Efficiency Reservoir Optimization charges (now API-certified as the world’s deepest-penetrating charges). The perforating and simultaneous stimulation was tubing-conveyed on a single run with 5,544 feet of guns (1.05 miles) loaded with 25,560 HERO charges and 2,604 KODIAK propellant pellets. The 39-gram HERO charges, with 69.3 inches of penetration, and the KODIAK accelerator propellant pellets were used to boost the effectiveness of the perforating/stimulating event. The detonation of the HERO perforating charge initiates a complex, sequentially oxidizing reaction of the accelerator propellant pellets, thereby generating a high-pressure pulse of gas. This pulse then initiates and propagates fractures (“mini-fracs”) into the reservoir sequence, creating cleaner perforating tunnels and improving hydrocarbon production and ultimate recovery rates.

Core’s Ultra High Pressure, High Temperature (“UltraHPHT™”) perforating gun system successfully completed a Lower Tertiary well on the shallow shelf in the Gulf of Mexico. Core’s UltraHPHT system is designed to withstand pressures to 30,000 psi and temperatures to 470 degrees Fahrenheit, making it suitable for operating in the ultradeep wells currently being drilled on the continental shelf in the GOM. Currently, plans are being made for completion of an additional well in that play. Core’s Perforating Testing Facility utilized in the design and testing of the UltraHPHT perforating system is expanding its capabilities to allow testing at up to 40,000 psi and 600 degrees Fahrenheit.

Reservoir Management

Reservoir Management operations, posting its most profitable third quarter in Company history, reported third quarter 2014 operating income of $7,600,000, an increase of 18% over year-earlier third quarter 2013 levels. Revenue increased to $22,600,000, as sales of completed or nearly completed Joint Industry Projects (“JIPs”) produced high year-over-year quarterly incremental margins, increasing operating margins to almost 34%. Reservoir Management continued to expand existing JIPs and initiated new JIPs as requested by industry participants.

Internationally, Reservoir Management completed deepwater projects in the Equatorial Basins of Brazil and phase two of the Cote D’Ivoire study in West Africa. These projects extend Core’s footprint in two additional rapidly developing petroleum provinces. Reservoir Management work is continuing on the Senegal-Guinea Bissau deepwater joint industry project where a major deepwater discovery was recently reported. Overall, Core has had high demand for South Atlantic and Transform Margin regional datasets. In East Africa, Core is working with its partner INP Mozambique to complete the Mozambique Regional Reservoir Study in anticipation of the recently announced license round.

Also internationally, Reservoir Management completed a fracture stimulation optimization project for an operator exploiting tight gas sands in Eastern Australia. The operator will be implementing new stimulation designs and modifying its field development plans as a result. Reservoir Management also signed a multi-year contract for the evaluation of potential unconventional reservoirs in the Middle East. Projects continue in Bahrain with the deployment of our high-temperature ERDTM sensors into horizontal and vertical thermal wells with temperatures exceeding 550 degrees Fahrenheit. The operator is using the downhole pressure and temperature data to evaluate and operate a pilot steamflood EOR project. The data will be used to better understand the distribution of the steam and production effects along the wellbore and to closely monitor the parts of the wellbore where temperatures are below what is necessary to recover the incremental barrel. In addition, the data will assist in determining the overall fracture network and optimal well patterns to maximize hydrocarbon recovery rates.

In North America, demand has remained strong for joint industry projects in the Permian Basin. Three more companies joined Core’s Delaware Basin project, bringing the total to 27, and two more joined the Company’s Midland Basin project, for a total of 50 members. Both of these projects focus on the reservoir characterization, fracture stimulation, and well performance optimization of the Wolfcamp, Bone Spring, Avalon, Cline, and other unconventional horizons. In the third quarter 2014, Reservoir Management completed a large proprietary pilot project that evaluated a new shale play in the Rocky Mountains.

Free Cash Flow, Share Repurchases, Dividends, Capital Returned To Shareholders

During the third quarter of 2014, Core Laboratories generated $74,400,000 of cash from operating activities and had capital expenditures of $7,800,000, yielding $66,600,000 in FCF. For the third quarter of 2014, Core converted over 24 cents of every revenue dollar into FCF, the highest percentage of all major oilfield services companies.

Core's FCF in the third quarter 2014, along with borrowings from the Company's revolving credit facility, was used to pay $22,200,000 in cash dividends and to repurchase approximately 563,000 shares for $85,100,000. Core's outstanding diluted share count of 44,155,000 shares stands at its lowest level in 16 years. In all, Core has reduced its diluted share count by over 39,000,000 shares and has returned almost $1.94 billion to its shareholders -- over $44 per diluted share -- through diluted share count reductions, special dividends, and quarterly dividends since implementing its Shareholder Capital Return Program over 12 years ago.

On 8 July 2014, the Company's Board announced a quarterly cash dividend of $0.50 per share of common stock that was paid on 18 August 2014 to shareholders of record on 18 July 2014. Dutch withholding tax was deducted from the dividend at the rate of 15%.

On 6 October 2014, the Board announced a quarterly cash dividend of $0.50 per share of common stock payable in the fourth quarter of 2014. The fourth quarter cash dividend will be payable on 25 November 2014 to shareholders of record on 17 October 2014. Dutch withholding tax will be deducted from the dividend at a rate of 15%. Dividends for 2014 will equal a total payout of $2.00 per share of common stock, which represents a 56.25% increase over the amount paid in 2013.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving a return on invested capital in the top decile of the oilfield service companies listed as Core's peers by Bloomberg Financial. The Company and its Board believe that ROIC is a leading performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe shareholders will benefit if Core consistently performs in the highest ROIC decile among its Bloomberg peers. According to the latest financial information from Bloomberg, Core Laboratories' ROIC is the highest of any of the oilfield service companies listed in its Comp Group. Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, Carbo Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, among others.

Several of the peer companies failed to post ROIC that exceeded their WACC, thereby eroding capital and shareholder value. Core's ratio of ROIC to WACC is the highest of any company in the Comp Group. Core will update its ROIC compared with the oilfield services sector for the third quarter of 2014 in its fourth quarter 2014 earnings release.

Fourth Quarter 2014 Revenue and EPS Guidance

Currently, Core Lab generates approximately 70% of its revenue from projects originating outside of the U.S. Over 80% of the revenue originates from crude oil-related projects, and approximately 40% of Core’s revenue is from offshore reservoirs, with approximately 20% of all Company revenue derived from deepwater developments.

Core anticipates that fourth quarter 2014 North American activity will continue to increase slightly for emerging unconventional oil plays while activity will remain at stable levels in established unconventional tight-oil and gas plays. The Company also anticipates generating revenue from five of the nine second-half 2014 coring programs awarded to Core Lab in the deepwater Gulf of Mexico. The volume of high-pressure, high-temperature reservoir fluid phase behavior projects is also expected to remain at high levels. Internationally, in response to weaker Brent crude prices, the Company projects flat activity levels through the end of 2014 and expects similar levels of activity entering 2015.

Fourth quarter 2014 guidance does reflect a continuation of the higher activity levels than experienced in the third quarter. In spite of recent crude oil pricing weakness and continued softness in the near-term worldwide deepwater environment, Core's fourth quarter results are still expected to be up from the third quarter levels. The effects of lower crude prices can be seen in the outlying areas of unconventional plays as production growth rates continue to decelerate in the Bakken play. If crude prices strengthen in the fourth quarter Core's guidance could be conservative. The Company believes crude oil markets will balance early in 2015 with crude oil prices strengthening to earlier 2014 levels. Longer term the world will continue to be challenged to increase global crude supplies and the incremental barrel will continue to gain in value. Core's technological focus aimed at helping its clients produce those incremental barrels positions Core for continued future long-term revenue and profit growth.

For the fourth quarter of 2014, Core expects revenue of $275,000,000 to $280,000,000, with EPS ranging between $1.53 and $1.56. Exogenous events affecting Core's prior fourth quarter 2014 EPS guidance include reduced profitability in Russia due to ruble depreciation ($0.02), a cessation of work from Kurdistan ($0.02) and slowing work from Southern Iraq ($0.01). Operating margins in the quarter are expected to be approximately 33%, exiting the year at 34%, with year-over-year incremental margins as high as 60%. A 24% effective tax rate is assumed for the fourth quarter of 2014 as a result of operational activity expected in higher tax rate jurisdictions. FCF for the final quarter of 2014 is expected to range between $72,000,000 and $77,000,000.

All operational guidance excludes any foreign currency translations and any shares that may be repurchased other than already disclosed.

The Company has scheduled a conference call to discuss Core's third quarter 2014 earnings announcement. The call will begin at 7:30 a.m. CDT/2:30 p.m. CEST on Thursday, 23 October 2014.
To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2013 Form 10-K filed on 13 February 2014, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

For more information, contact:
Richard L. Bergmark, CFO: + 1 713 328 2101
Chris Hill, Investor Relations: + 1 713 328 6401
investor.relations@corelab.com

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	30 September 2014	30 September 2013	30 September 2014	30 September 2013

REVENUE	$276,135	$273,163	$806,600	$797,229

OPERATING EXPENSES:
Costs of services and sales	166,927	167,427	496,754	494,575
General and administrative expenses	12,316	14,346	33,983	38,328
Depreciation and amortization	6,845	6,753	19,796	18,742
Other (income) expense, net	927	41	(14)	82

OPERATING INCOME	89,120	84,596	256,081	245,502
Interest expense	2,561	2,302	7,718	6,834

INCOME BEFORE INCOME TAX EXPENSE	86,559	82,294	248,363	238,668
INCOME TAX EXPENSE	19,909	20,490	56,464	60,190
NET INCOME	66,650	61,804	191,899	178,478
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	153	(91)	604	391
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$66,497	$61,895	$191,295	$178,087

Diluted Earnings Per Share:	$1.50	$1.35	$4.27	$3.86

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	44,381	45,828	44,823	46,150

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$131,380	$131,533	$387,225	$386,000
Production Enhancement	122,161	119,511	343,434	337,141
Reservoir Management	22,594	22,119	75,941	74,088
Total	$276,135	$273,163	$806,600	$797,229

Operating income:
Reservoir Description	$35,377	$35,938	$106,571	$107,707
Production Enhancement	45,735	42,284	120,597	113,761
Reservoir Management	7,553	6,516	27,821	23,837
Corporate and other	455	(142)	1,092	197
Total	$89,120	$84,596	$256,081	$245,502

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

ASSETS:	30 September 2014	31 December 2013
	(Unaudited)
Cash and Cash Equivalents	$25,307	$25,088
Accounts Receivable, net	201,769	201,322
Inventory	49,451	46,821
Other Current Assets	34,741	30,637
Total Current Assets	311,268	303,868

Property, Plant and Equipment, net	146,951	138,824
Intangibles, Goodwill and Other Long Term Assets, net	226,913	218,318
Total Assets	$685,132	$661,010

LIABILITIES AND EQUITY:

Accounts Payable	49,648	50,821
Other Current Liabilities	77,389	84,954
Total Current Liabilities	127,037	135,775

Long-Term Debt & Lease Obligations	370,000	267,002
Other Long-Term Liabilities	86,320	88,844

Total Equity	101,775	169,389
Total Liabilities and Equity	$685,132	$661,010

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Nine Months Ended
30 September 2014

CASH FLOWS FROM OPERATING ACTIVITIES	$205,659

CASH FLOWS FROM INVESTING ACTIVITIES	(31,961)

CASH FLOWS FROM FINANCING ACTIVITIES	(173,479)

NET CHANGE IN CASH AND CASH EQUIVALENTS	219
CASH AND CASH EQUIVALENTS, beginning of period	25,088
CASH AND CASH EQUIVALENTS, end of period	$25,307

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we used certain non-GAAP measures that exclude these Items; and we feel that this presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income
(amounts in thousands)
(Unaudited)

Three Months Ended
30 September 2014
Operating income	$89,120
Foreign exchange losses	1,858
Operating income excluding foreign exchange	$90,978

	Three Months Ended 30 September 2014
	Reservoir Description	Production Enhancement	Reservoir Management
Operating income	$35,377	$45,735	$7,553
Foreign exchange losses	960	915	76
Operating income excluding foreign exchange	$36,337	$46,650	$7,629

Reconciliation of Net Income
(amounts in thousands)
(Unaudited)

Three Months Ended
30 September 2014
Net income	$66,497
Foreign exchange losses (net of tax)	1,431
Net income excluding specific items	$67,928

Reconciliation of Earnings Per Diluted Share
(Unaudited)

Three Months Ended
30 September 2014
Earnings per diluted share	$1.50
Foreign exchange losses (net of tax)	0.03
Pro-Forma earnings per diluted share	$1.53

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

Three Months Ended
30 September 2014

Net cash provided by operating activities	$74,426
Capital expenditures	(7,837)
Free cash flow	$66,589

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